IMPEL PHARMACEUTICALS INC.

May 1, 2023

Michael Kalb

Sent via email

Dear Michael:

Impel Pharmaceuticals Inc. (the “Company”) is pleased to confirm our offer to you of employment with the Company on the following terms.

1.
Position. Your title will be Chief Financial Officer (“CFO”), and you will report to the Company’s Chairmanand Chief Executive Officer. Your service to the Company is to be full-time. While you render services to the Company, you will not engage in any other employment, consulting or other business activity (whether full-time or part-time) that would create a conflict of interest with the Company or be competitive with the Company. By signing this employment agreement, you re-affirm to the Company that you have no contractual commitments or otherlegal obligations that would prohibit you from performing your duties for the Company.Your anticipated startdate will be prior to May 12, 2023.

2.
Base Salary; Expenses. The Company will pay you a salary at the rate of $500,000 per year (“Base Salary”), payable in accordance with the Company’sstandard payroll schedule. This salary may be increased to reflect performance achievements, as determined by the Company’s Board of Directors (the “Board”) or the Compensation Committee of the Board (the “Compensation Committee”) from time to time and in its sole discretion.

3.
Cash Incentive. In addition, you will be eligible to earn an annual target cash bonus equal to 40% of your Base Salary (your “Target Bonus”). The actual bonus amount awarded to you (your “Annual Bonus”) will be determined based upon the Company’s achievement of its objectives, as determined by the Board or the Compensation Committee. Each Annual Bonus will be paid no later than two and one half months following the end of the applicable performance year to which it relates, and otherwise in accordance with the Company’s standard payroll schedule.

4.
Equity Awards. The Company will recommend to the Board or the Compensation Committee that you be granted an option (the “Option”) to purchase up to 175,000 shares of common stock of the Company (the “Common Stock”). In addition, the Company will also recommend that you be granted 47,500 restricted stock units for shares of Common Stock (the “RSUs”). Both awards will be issued under the Company’s 2021 Equity Incentive Plan (the “Plan”) and subject to the applicable stock option agreement or restricted stock unit agreement. So long as you provideservice to the Company until each vesting date, twenty-five percent (25%) of the shares of Common Stock subject to the Option will vest upon the first anniversary of your first date of employment with the Company,and 1/48th of the shares of Common Stock subject to the Option will vest upon each monthlyanniversary thereafter. So long as you provide service to the Company until the vesting date, one hundred percent (100%) of the shares of Common Stock subject to the RSUs will vest on May 31, 2024. If, upon the occurrence of a Corporate Transaction, you are in employment with the Company and the Board determines that any equity or equityderivative awards grantedto you prior to such Corporate Transaction are not continued, assumed, converted, replaced, or substituted by the successorto the Company in a Corporate Transaction, the time- based and service-based vesting conditions subject to any such equity then held by you will accelerate in full immediately prior to the consummation of the Corporate Transaction regardless of whetherthere occurs an Involuntary Termination and to the extentthat any such equity that would be subject to vesting acceleration pursuant to this Section 4 are subject to performance-based vesting conditions, such conditions will be deemed to be met at target, as of the date of such Corporate Transaction.

5.
Employee Benefits.

a.
In connection with your service, you will remain eligible to receive employee benefits, bonus plan participation and perquisites commensurate with those provided to the Company’s senior executives,which include the Company’s 401(k)plan, its life insurance, hospitalization, major medical and other similar employee benefit plans, as may be in effect from time to time.

b.
You will remain entitledto paid vacationin an amount commensurate with that of other senior executives, which,in any event, will not be less than four weeks annually,plus any paid holidays and other paid leave, as set forth in the Company’s policies, as in effect from time to time.

6.
Termination.

a.
Upon the termination of your employment with the Companyat any time for any reason, you will be paid your salary throughyour termination date and any other benefitsor payments, including any accrued and unused vacation, which must be provided to you under applicable law.

b.
If you are subjectto an Involuntary Termination at any time other than upon or within 12 monthsfollowing a Corporate Transaction, then subjectto Section 11, you will be entitledto receive the following benefits (collectively, the “Severance”):

i.
the value of all accrued and vested payments under any benefit plans not otherwise described in this Section 6 that have not been paid or otherwise used through your termination date, which benefits will be paid to you on the Company’sfirst regular payrolldate following the end of the Release Period;

ii.
9 months of your then-current Base Salary to be paid in equal installments on the Company’s regular payroll dates for a 9-month period from the date of the Involuntary Termination, provided that the first paymentwill commence on the firstregular payroll date following the end of the Release Period and includeany amounts that would have been payableduring the ReleasePeriod but for this sentence;

iii.
subject to your timely and proper election of coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), continuation of your life insurance coverage and, for both you and your eligibledependents, continuation of your then-effective group medical and dental coverage, at Company cost, for 9 months following the Involuntary Termination. The Company’s obligations under this section (iii) shall not apply once you become eligible for medical, dental, or life insurance coverage from another entity where the cost to you is consistent with similarly situated participants undersuch plans and you agreeto provide promptnotice to the Company if you become so eligible.
c.
If you are subject to an Involuntary Termination upon or within 12 months following a CorporateTransaction then, subject to Section 11 and in lieu of the benefits set forth in Section 6(b), you will be entitled to receive the following benefits (collectively, the “CIC Severance”):

i.
the value of all accrued and vested payments under any benefit plans not otherwise described in this Section 6 that have not been paid or otherwise used through your termination date, which benefits will be paid to you on the first regular payroll date following the end of the Release Period;

ii.
12 months of your then-current Base Salary plus 12 months of the amount of your then-current Target Bonus (assuming 100% achievement) to be paid in equal installments on the Company’s regular payroll dates for a 12-month period from the date of the Involuntary Termination, provided that the first payment will commence on the first regular payrolldate following the end of the Release Period and include any amounts that would have been payable during the Release Period but for this sentence;

iii.
a lump sum payment equal to your Target Bonus in the year of the Involuntary Termination, as such Target Bonus shall be pro-rated on a dailybasis for the number of days of service in the performance year in which your employment terminated, which payment shallbe made to you at the time such bonuses are paid to other participants, or, if earlier,by March 15 of the year following the year of the Involuntary Termination;

iv.
full vestingacceleration as to all equitythen held by you.

v.
subject to your timely and proper election of coverage under COBRA, continuation of your life insurance coverage and, for both you and your eligible dependents, continuation of your then-effective group medical and dental coverage, at Company cost, for 12 months following the Involuntary Termination. The Company’s obligations under this section (v) will not apply once you become eligiblefor medical, dental,or life insurance coverage from anotherentity where the cost to you is consistent with similarly situatedparticipants under such plans and you agreeto provide promptnotice to the Company if you become so eligible.

d.
Receipt of the Severance or the CIC Severance, as applicable, will be conditioned in its entirety upon your execution of a release of claims in a form prescribed by the Company, without alterations (the “Release”) and your continued compliance with the terms thereof, which Release must be executed and become irrevocable, within 60 days of your Involuntary Termination (this 60-day period, the “Release Period”). Any acceleration effected by Section 4 or Section 6(c)(iv) will be effective as of the Separation and the resulting vested equity cancelled without consideration if the Release does not become effective by its terms and within the Release Period.

7.
Proprietary Information and Inventions Agreement. As an employee of the Company, you will have access to certain confidential information of the Companyand you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the Company’s interests, as a condition of employment, you must sign and abide by the Company’s standard Proprietary Information and Inventions Agreement.

8.
Authorization to Work. Please note that because of employer regulations adopted in the Immigration Reform and ControlAct of 1986, within three (3) businessdays of starting your new position you will need to present documentation demonstrating that you have authorization to work in the United States. If you have questionsabout this requirement, which applies to U.S. citizens and non-U.S. citizens alike,you may contactour personnel office.

9.
Background Check. This offer is contingent upon a satisfactory verification of criminal, education, driving and/or employment background. This offer can be rescinded based upon data received in the verification.

10.
Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will remain “at will,” meaningthat either you or the Company may terminate your employment at any time and for any reason,with or without Cause or notice. Any contrary representations that may have been made to you are superseded by this employment agreement. This is thefull and completeagreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and a duly authorized member of the Board.

11.
Tax Matters.

a.
Withholding. All forms of compensation referred to in this employment agreement are subject to reductionto reflect applicable withholding and payrolltaxes and other deductions requiredby law.

b.
Section 409A. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), each salary continuation payment under Section6 is hereby designated as a separate payment. If the Company determines that you are a “specified employee” under Section 409A(a)(2)(B)(i) at the time of your Separation, then (i) the benefits under Section 6, to the extent that they are subject to Section 409A, will commence on the first business day following (A) expiration of the six month periodmeasured from your Separation or (B) the date of your death and (ii) the installments that otherwise would have been paid prior to such date will be paid in a lump sum when the salary continuation payments commence. Except as otherwise expressly provided herein, to the extent any expense reimbursement or the provision of any in-kind benefit under this employment agreement (or otherwisereferenced herein) is determined to be subjectto (and not exempt from) Section 409A, (x) the amount of any such expenses eligiblefor reimbursement, or the provision of any in-kindbenefit, in one calendar year shall not affect the expenses eligiblefor reimbursement or in-kind benefitsto be provided in any other calendar year; (y) in no event shall any expenses be reimbursed after the last day of the calendar year following the calendar year in whichyou incurred such expenses; and (z) in no eventshall any right to reimbursement or the provisionof any in-kind benefit be subject to liquidation or exchange for another benefit. Further, to the extent any nonqualified deferred compensation subject to Section 409A payable to you hereunder could be paid in one or more taxable years depending upon you completingcertain employment-related actions (such as resigning after a failureto cure a Good Reason event and/or returning an effective release), then any such payments will commence or occur in the later taxable year to the extent required by Section 409A.

c.
Tax Advice. You are encouraged to obtain your own tax advice regarding your compensation from the Company. You agree that the Company does not have a duty to design its compensation policies in a manner that minimizes your tax liabilities, and you will not make any claim against the Company or the Board related to tax liabilities arising from your compensation.
d.
Section 280G. In the event that any payment or benefit receivedor to be received by you pursuant to this employment agreementor otherwise (any “Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and (ii)but for this subsection (d), be subjectto the excise tax imposed by Section 4999 of the Code, any successor provisions, or any comparable federal, state, local or foreign excise tax (“Excise Tax”), then, subject to the provisions of subsection (b), such Payments will be either (A) provided in full pursuant to the terms of this employment agreement or any other applicable agreement, or (B) provided as to such lesser extent which would result in no portionof such Payments being subjectto the Excise Tax (the “Reduced Amount”), whichever of the foregoing amounts, taking into account the applicable federal, state, local and foreign income, employment and other taxes and the Excise Tax (including, without limitation, any interest or penalties on such taxes),results in your receipt, on an after- tax basis, of the greatest amount of payments and benefits provided for hereunder or otherwise, notwithstanding that all or some portionof such Paymentsmay be subject to the Excise Tax. Unless you and the Company otherwise agree in writing, any determination required under this subsection will be made by independent tax counsel designated by the Company and reasonably acceptable to you (“Independent Tax Counsel’), whose determination will be conclusive and binding upon you and the Company for all purposes. For purposes of making the calculations required under this subsection, Independent Tax Counsel may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and4999 of the Code; provided that Independent Tax Counsel will assume thatyou pay all taxes at the highest marginal rate. You and the Companywill furnish to Independent Tax Counsel such information and documents as Independent Tax Counsel may reasonably request in order to make a determination under this subsection. The Company will bear all costs that Independent Tax Counsel may reasonably incur in connection with any calculations contemplated by this Section. In the event that Section 11(d)(ii)(B) above applies,such reduction shallbe made in the following order: (i) first,any future cash payments (if any) shall be reduced(if necessary, to zero, with the paymentfarthest in the future being so reduced first); (ii) second, any current cash payments shall be reduced(if necessary, to zero); (iii) third, all non-cash payments (other than equity or equity derivative related payments) shall be reduced (if necessary, to zero); and (iv) fourth, all equity or equity derivative payments shall be reduced. If the Internal Revenue Service (the “IRS”) determines that any Payment is subject to the Excise Tax, then Section 11(e) hereof will apply, and the enforcement of Section 11(e) will be the exclusive remedy to the Company.

e.
Adjustments. If, notwithstanding any reduction describedin Section 11(d) hereof (or in the absence of any such reduction), the IRS determines that you are liable for the ExciseTax as a result of the receipt of one or more Payments, then you will be obligated to surrender or pay back to the Company, within one-hundred twenty (120) days after a final IRS determination, an amount of such payments or benefitsequal to the “Repayment Amount.” The Repayment Amount with respectto such Payments will be the smallest such amount, if any, as will be required to be surrendered or paid to the Company so that your net proceeds with respect to such Payments (after taking into account the payment of the Excise Tax imposed on such Payments) will be maximized. Notwithstanding the foregoing, the Repayment Amount with respect to such Payments will be zero (0) if a Repayment Amount of more than zero (0) would not eliminate the Excise Tax imposed on such Payments or if a Repayment Amount of more than zero would not maximize the net amount received by you from the Payments. If the Excise Tax is not eliminated pursuant to this Section 11(e), then you will pay the Excise Tax.

12.
Interpretation, Amendmentand Miscellaneous. Upon the EffectiveDate, this employment agreement supersedes and replaces any prior or contemporaneous agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company and constitutes the complete agreement between you and the Company regarding the subject matter set forth herein. This employment agreement may not be amended or modified, except by an express written agreement signed by both you and a duly authorized member of the Board (other than you). This employment agreement shall be governed by and construed in accordance with the laws of the State of Washington. If any term, covenant, conditionor provision of this employment agreement or the application thereof to any person or circumstance shall, at any time, or to any extent, be determined invalid or unenforceable, the remaining provisions of this employment agreement shall not be affected thereby and shall be deemed valid and fully enforceable to the extent permitted by law. This employment agreement may be executed in any number of counterparts, and each such counterpart hereof will be deemed to be an originalinstrument, but all such counterparts together will constitute but one agreement. Signature pages delivered by electronic signature or facsimile or electronic mail will be treated as originals. If court proceedings are required to enforce any provision of this employment agreement, the substantially prevailing or successful party shall be entitled to an award of the reasonable and necessary expenses of litigation, including reasonable attorneys’ fees. The rights and obligations of the Company under this employment agreement shall inure to the benefit of and be binding upon the successors and assigns of the Company. Your rights and obligations hereunder are non-assignable. The Company may assign its rights and obligations to any entity in which the Company or an entity affiliated with the Company, has a majority ownership interest. Any notice required by this employment agreement shall be sufficient if in writingand delivered to the party or sent by electronic or certified mail, return receipt requested and addressed to the party’s last business or residential address, or otherwise delivered in person or through a reliable electronic delivery system. Either party may change the specified address by giving written notice of such change.

13.
Arbitration. You and the Company agree to submitto mandatory bindingarbitration any and all claims arising out of or related to your employment with the Company and the termination thereof, including, but not limitedto, claims for unpaid wages, wrongful termination, torts, stock or stock options or other ownership interestin the Company, and/or discrimination (including harassment) based upon any federal, state or local ordinance, statute,regulation or constitutional provision except that each party may, at its, his or her option, seek injunctive relief in court related to the improperuse, disclosure or misappropriation of a party’s private, proprietary, confidential or trade secret information (collectively, “Arbitrable Claims”). THE PARTIES HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRIAL BY JURY IN REGARD TO ARBITRABLE CLAIMS.

This employment agreement does not restrictyour right to file administrative claims you may bring before any government agency where, as a matter of law, the parties may not restrict the employee’s ability to file such claims (including, but not limited to, the National Labor Relations Board, the Equal Employment Opportunity Commission and the Department of Labor). However,the parties agreethat, to the fullest extent permitted by law, arbitration shall be the exclusive remedy for the subject matter of such administrative claims.

The arbitration shall be conducted in King County, Washington through the American Arbitration Association (“AAA”) before a single neutral arbitrator, in accordance with the AAA employment arbitration rules then in effect. The AAA rules may be found and reviewed at www.adr.org under the “Rules & Forms” tab. The arbitrator shall issue a written decisionthat contains the essential findingsand conclusions on which the decision is based. If, for any reason, any term of this Arbitration provision isheldto be invalid or unenforceable, all other valid terms and conditions herein shall be severable in nature, and remain fully enforceable.

14.
Definitions. The following terms have the meaning set forth below wherever they are used in this employment agreement:

“Cause” means (a) your unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (b) your material breach of any agreement between you and the Company, (c) your material failure to comply with the Company’s written policies or rules, (d) your conviction of, or your plea of “guilty” or “no contest” to, a felony underthe laws of the UnitedStates or any State, (e) your grossnegligence or willful misconduct, (f) your continuing failure to performassigned duties after receiving writtennotification of the failure from the Board or (g) your failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Companyhas requested your cooperation.

“Corporate Transaction” means the occurrence of any of the following events: (a) any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’sthen-outstanding voting securities, provided, however, that for purposes of this subclause (a) the acquisition of additional securities by any one Person who is considered to own more than fifty percent (50%) of the total voting power of the securities of the Company will not be considered a Corporate Transaction; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;(c) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (eitherby remaining outstanding or by beingconverted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation; (d) any other transaction which qualifies as a “corporate transaction” under Section 424(a) of the InternalRevenue Code of 1986, as amended (the “Code”) whereinthe stockholders of the Company give up all of their equity interest in the Company (except for the acquisition, sale or transfer of all or substantially all of the outstanding shares of capital stock of the Company), or (e) a change in the effective control of the Company that occurs on the date that a majority of members of the Board is replaced during any twelve (12) month periodby members of the Boardwhose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election. For purpose of this subclause (e), if any Person is considered to be in effective controlof the Company, the acquisition of additional controlof the Company by the same Personwill not be considered a Corporate Transaction. For purposes of this definition, Persons will be considered to be acting as a group if they are ownersof a corporation that entersinto a merger, consolidation, purchase, or acquisition of stock, or similarbusiness transaction with the Company.Notwithstanding the foregoing, to the extent that any amount constituting deferred compensation (as defined in Section 409A of the Code) would become payable under this employment agreement by reason of a Corporate Transaction, such amount will become payableonly if the event constituting a Corporate Transaction would also qualifyas a change in ownership or effective controlof the Company or a change in the ownership of a substantial portion of the assets of the Company, each as definedwithin the meaningof Code Section409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and IRS guidance that has been promulgated or may be promulgated thereunder from time to time.

“Involuntary Termination” means you experiencea Separation due to your Termination

Without Cause or your resignation for Good Reason.

“Good Reason” means any of the following conditions has come into existence withoutyour consent:

1.
a materialreduction of your Base Salary;or

2.
a material diminution of your authority, duties or responsibilities, provided that a reduction in your authority, duties or responsibilities following a Corporate Transaction shall not constitute Good Reason if (i) there is no material demotion in your authority, duties or responsibilities within that division of the acquiring company comprised of the Company, (ii) you merely experience a change in your title, or (iii) the reduction is due to your failure to be elected or reelected to the Board or any committee thereof, to the extent applicable.

A resignation for Good Reasonwill not be deemed to have occurredunless you give the Companywritten notice of the condition within 30 days after the condition comes into existence, the Company fails to cure the condition within 30 days after receiving your written notice, and you immediately terminate your employment upon the Company’s failure to cure or the Company’s notice to you that it will decline to cure.

“Separation” means a “separation from service,” as defined in the regulations under Section 409A of the Code.

“Termination Without Cause” means a Separation as a result of a termination of your employment by the Companywithout Cause, provided you are willing and able to continue performing services within the meaning of Treasury Regulation 1.409A-1(n)(1).

We hope that you will accept our offer of continued employment with the Company. You may indicateyour agreement with these terms and accept this offer by signingand dating the enclosed duplicateoriginal of this employment agreement and returning it to me.

Very truly yours,

IMPEL PHARMACEUTICALS INC.

By:

Name: Adrian Adams

Title: Chairman and Chief ExecutiveOfficer

I have read and accept this employment offer:

Signature of Michael Kalb Dated: